Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of August 13, 2010, by and between HOUSTON AMERICAN ENERGY CORP, a Delaware corporation (the “Company”), and KENNETH JEFFERS (the “Executive”) (each a “Party” and, collectively, the “Parties”). Unless otherwise indicated, capitalized terms are defined in Section 0.

The Parties hereto hereby agree as follows:

EMPLOYMENT TERMS

Employment. The Company shall employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 0 hereof (the “Employment Period”).

Position and Duties.

Generally. During the Employment Period, the Executive will be an employee of the Company and will serve as the Senior Vice President of Exploration of the Company. In such capacity, the Executive shall render such management and executive and managerial services to the Company and its Subsidiaries as are commensurate with the customary duties, responsibilities and authority of such offices, subject to the power of the Board of Directors of the Company (the “Board”). The Executive shall also perform such other services on behalf of the Company as the Board may reasonably direct from time to time.

Duties and Responsibilities. The Executive shall report to the Board and shall devote his best efforts and his full business time and attention to the business and affairs of the Company and its Subsidiaries. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. The Executive shall not engage in any other business activities which could reasonably be expected to conflict with the Executive’s duties, responsibilities and obligations hereunder. Except in connection with charitable or civic endeavors, the Executive will not serve as a member of the board of directors of any Person, other than the Company or any of its Subsidiaries, without the prior approval of the Board. The Executive shall also comply with all policies, rules and regulations of the Company as well as all reasonable directives and instructions from the Board. During the Employment Period, the Executive shall bring to the Company all investment or business opportunities relating to the Business of which the Executive becomes aware and which are, or may be, within the scope and investment objectives related to the business of the Company or any of its Subsidiaries, which would or may be beneficial to the business of the Company or any of its Subsidiaries, or are otherwise competitive with the business of the Company or any of its Subsidiaries. The Company shall have the right to purchase in the Executive’s name a “key man” life insurance policy naming the Company and any of its Subsidiaries as the sole beneficiary thereunder and Executive shall cooperate with the Company in obtaining such insurance if the Company elects to purchase such insurance.

Compensation.

Salary. Commencing August 13, 2010 and continuing through the Employment Period, the Executive the Company shall pay to the Executive a base salary in the amount of $240,000.00 per annum (the “Salary”); provided, however, that, the Board may, at its sole discretion, increase, but not decrease, the Salary. The Salary will be payable by the Company in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding for income tax, social security and other such taxes.

Discretionary Bonus. In addition to the Salary, the Executive will be eligible to receive a discretionary annual cash bonus (the “Bonus”) from the Company for each fiscal year of the Company and its Subsidiaries commencing with the fiscal year ended December 31, 2010 (each, a “Fiscal Year”), payable to the Executive (so long as the Executive is employed by the Company on the last day of such Fiscal Year) within thirty (30) days after the Company’s receipt of audited financial statements for such Fiscal Year. Any Bonus will be subject to the review and sole discretion of the Board.

Vacation. The Executive shall be entitled to such amount of vacation time each year, as provided under the Company’s prevailing policy, as such policy may be in effect from time to time, and consistent with that provided to other senior officers of the Company.

Additional Benefits. During the Employment Period, the Executive shall be entitled to participate in any employee welfare and health benefit plans provided to other senior officers of the Company, including, but not limited to, life insurance, health and medical, dental, and disability plans, and other employee benefit plans, including but not limited to qualified pension plans and employee stock option plans, which may be established by the Company from time to time for the benefit of other Company employees (collectively “Benefits”). Executive shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. Nothing herein shall be construed as requiring the Company to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.

Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by him for the benefit of the Company in the course of performing his duties under this Agreement that are consistent with the Company’s policies in effect at that time with respect to travel, entertainment and other business expenses; provided that: (i) such expenditures are of a nature qualifying them as proper deductions on the federal and state income tax returns of the Company; (ii) the Executive furnishes to the Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction; and (iii) such expenditures otherwise comply with the Company’s requirements with respect to reporting and documentation of such reimbursable expenses.

Stock Option Grant. The Company shall, on the commencement of employment, issue to the Executive a stock option to purchase 150,000 shares of common stock on the terms set forth in the Stock Option Agreement attached hereto as Exhibit A.

Applicable Withholdings. The Salary, Bonus, Benefits and any other compensation will be subject to all withholdings and deductions required by law and will be payable in accordance with the Company’s normal periodic payroll practices.

Term and Termination.

Duration. The Employment Period shall commence on the date of this Agreement and shall continue until the first to occur of: (i) the Executive’s resignation for any reason, (ii) the Executive’s death or Disability, or (iii) the third (3rd) anniversary of the date of this Agreement (at such third anniversary or the end of any applicable extension, the “Expiration”); provided that the Employment Period shall be extended for additional one (1) year periods if the Company has not delivered to the Executive, at least one (1) month prior to the Expiration (if the Executive’s employment with the Company has not terminated prior to such date), a written notice (the “Nonrenewal Notice”) that the Company does not intend to extend the Employment Period. If the Company indicates pursuant to the Nonrenewal Notice that it does not intend to extend the Employment Period, the delivery of the Nonrenewal Notice and the expression of such intent and the subsequent termination of the Executive’s employment shall not constitute a termination by the Company without Cause.

Termination for Cause The Executive may be terminated at any time for “Cause” by written notice to the Executive, setting forth in reasonable detail the nature of the Cause and, in such event, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay the Executive, or the Executive’s heirs and assigns, his Salary and Benefits, and reimbursable expenses owing to the Executive through the date of such termination.

Voluntary Termination. The Executive may voluntarily terminate his employment with the Company upon 30 days prior written notice. In such event, the Company shall be released from any and all further obligations under this Agreement, except that, so long as the Executive continues to perform his duties in accordance with this Agreement, the Company shall be obligated to pay the Executive the Salary, Benefits and reimbursable expenses owing to the Executive through the date of such termination (such period not to exceed 30 days from the date of notice).

Termination due to Death or Disability. This Agreement shall terminate upon the death of the Executive, and the Executive may be terminated by reason of “Disability” and, in such event, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay the Executive, or the Executive’s heirs or estate, his Salary, Benefits, including accrued vacation, and reimbursable expenses owing to the Executive through the date of such termination.

Severance Upon Termination Without Cause. In the event of termination of employment by the Company without Cause, the Company will continue to pay the Executive’s base Salary and healthcare benefits until the earlier to occur of (A) the date which is 12 consecutive months after the date notice of such termination was delivered or (B) until the Executive finds employment with total compensation in an amount not less than the then applicable Salary, each in accordance with Company’s general salary payment policies. The Executive shall also be entitled to receive all reimbursable expenses, benefits or other entitlements then due and owing to the Executive as of the Termination Date.

Other Rights. Except as set forth in Section 0, all of the Executive’s rights to Benefits and Salary hereunder (if any) which accrue or become payable after the termination of the Employment Period shall cease upon such termination. The Company and its Subsidiaries may offset any amounts the Executive owes any of them against any amounts the Company owes the Executive hereunder; provided that such offset shall occur only upon the Executive’s termination of employment with the Company.

Obligation to Make Severance Payments. The Company will be obligated to make the severance payments contemplated in this Section 1.4 if the Executive has not breached, and only for so long as the Executive does not breach, his obligations under Sections 0, 0, 0, or 0 of this Agreement and executes and delivers to the Company an executed release substantially in the form attached hereto as Exhibit B.

Withholding. All amounts payable to Executive as severance hereunder shall be subject to all required withholdings by the Company (including, but not limited to, Section 409A of the Internal Revenue Code).

Confidential Information.

The Executive shall not disclose or use at any time, either during his employment with the Company or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that i) such disclosure or use is directly related to and required by the Executive’s performance during the Employment Period of the duties assigned to the Executive, or ii) the Executive is required by subpoena or similar process to disclose or discuss any Confidential Information; provided, that, in such case, the Executive shall promptly inform the Company of such event, shall cooperate with the Company and its Subsidiaries in attempting to obtain a protective order or to otherwise restrict such disclosure. At the Company’s expense, the Executive shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive acknowledges that the Confidential Information obtained by him during the course of his employment with the Company is the property of the Company and its Subsidiaries.

The Executive understands that the Company and its Subsidiaries will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the part of the Company and its Subsidiaries to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 0i) above, the Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company or any of its Subsidiaries who need to know such information in connection with their work for the Company and its Subsidiaries) or use, except in connection with his work for the Company or any of its Subsidiaries, Third Party Information unless expressly authorized by a member of the Board in writing.

During the Employment Period, the Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom the Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company or any of its Subsidiaries any unpublished documents or any property belonging to any former employer or any other Person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. The Executive shall use in the performance of his duties only information that is (i) generally known and used by Persons with training and experience comparable to the Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or any of its Subsidiaries, or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person.

Inventions and Patents. In the event that the Executive, as part of his activities on behalf of the Company or any of its Subsidiaries, generates, authors or contributes to any invention, innovation, design, new development, device, product, method or process or similar or related information (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company or any of its Subsidiaries as now or hereinafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the exclusive property of the Company and its Subsidiaries and hereby assigns all right, title and interest in and to such Intellectual Property to the Company and its Subsidiaries. Any copyrightable work prepared in whole or in part by the Executive will be deemed “a work made for hire” under Section 201(b) of the 1976 Copyright Act, and the Company and its Subsidiaries shall own all of the rights comprised in the copyright therein. The Executive shall promptly and fully disclose all Intellectual Property to the Company and shall cooperate with the Company and its Subsidiaries to protect the Company’s and its Subsidiaries’ interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of the Executive’s employment with the Company).

Delivery of Materials Upon Termination of Employment. As requested by the Company from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information and Intellectual Property in the Executive’s possession or within his control (including, but not limited to, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

Non-Compete; Non-Solicitation.

The Executive acknowledges and agrees with the Company that the Executive’s services to the Company and its Subsidiaries are unique in nature and that the Company and its Subsidiaries would be irreparably damaged if the Executive were to provide similar services to any Person competing with the Company and its Subsidiaries or engaged in a similar business. The Executive further acknowledges that in the course of his employment with the Company he will become familiar with the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information. During the Noncompete Period, he shall not, directly or indirectly, either for himself or for any other Person, permit his name to be used by or participate in any business or enterprise (including, without limitation, any division, group or franchise of a larger organization) that engages or proposes to engage in the Business in the Restricted Territory. For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any Person, whether as a sole proprietor, owner, stockholder, partner, member, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any Person (whether as a director, officer, supervisor, employee, agent, consultant or otherwise). Nothing herein will prohibit the Executive from mere passive ownership of not more than two percent (2%) of the outstanding stock of any class of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. As used herein, the phrase “mere passive ownership” shall include voting or otherwise granting any consents or approvals required to be obtained from such Person as an owner of stock or other ownership interests in any entity pursuant to the charter or other organizational documents of such entity, but shall not include, without limitation, any involvement in the day-to-day operations of such entity.

During the Nonsolicitation Period, the Executive will not directly or indirectly through another Person: (i) induce or attempt to induce any Customer, supplier, licensee, or other business relation of the Company or any of its Subsidiaries to cease doing business or reduce its level of business with the Company or any of its Subsidiaries; (ii) induce or attempt to induce any employee or any individual performing services as an independent contractor of the Company or any of its Subsidiaries to terminate their employment or consultancy with the Company or any of its Subsidiaries; (iii) recruit, solicit or hire any employee or any individual performing services as an independent contractor of the Company or any of its Subsidiaries (including during the three (3) months prior to and following the termination of employment of any such employee or independent contractor with the Company or any of its Subsidiaries); or (iv) in any way intentionally or negligently interfere with the relationship between any such Customer, supplier, licensee, employee, independent contractor or business relation and the Company or any of its Subsidiaries, including, without limitation, knowingly making any negative statements or communications concerning the Company or any of its Subsidiaries.

Enforcement.

(a)            Without limitation, the Parties agree and intend that the covenants contained in this Agreement shall be deemed to be a series of separate covenants and agreements, one for each and every county or political subdivision of each applicable state of the United States with respect to the Restricted Territory. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. Accordingly, if, at the time of enforcement of Sections 0, 0, 0 or 0, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that, to the extent permitted by applicable law, the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the Noncompete Period, Nonsolicitation Period, scope or Restricted Territory. Furthermore, such substitution will apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

(b)            Among other matters, because the Executive’s services are unique and because the Executive has access to Confidential Information and Intellectual Property, the Parties agree that money damages would be an inadequate remedy for any breach of Sections 0, 0, 0 or 0. Therefore, in the event of a breach or threatened breach of Sections 0, 0, 0 or 0, the Company or any of its Subsidiaries or any of their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of any of Sections 0, 0, 0 or 0, the restricted periods set forth in such Sections shall be tolled until such breach or violation has been cured. The Parties hereby acknowledge and agree that (i) performance of the services of the Executive hereunder may occur in jurisdictions other than the jurisdiction whose law the Parties have agreed shall govern the construction, validity and interpretation of this Agreement, (ii) the law of the State of Texas shall govern construction, validity and interpretation of this Agreement to the fullest extent possible, and (iii) Sections 0, 0, 0 and 0 shall restrict the Executive only to the extent permitted by applicable law. The Executive expressly agrees and acknowledges that the covenants of the Executive contained in Sections 0, 0, 0 and 0 are (x) reasonably necessary for the protection of the Company’s interests, (y) made in consideration of (A) the terms of employment under this Agreement and other compensation provided to the Executive by the Company and its Subsidiaries and (B) the benefits derived or to be derived, directly or indirectly, by Executive under the Stock Option Agreement, and (z) not unduly restrictive upon the Executive.

Survival. Sections 0, 0, 0, 0 and 0 (and any defined terms related thereto) will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

DEFINED TERMS

Definitions. For purposes of this Agreement, the following terms will have the following meanings:

“Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with, such Person, including, without limitation, any officer, director, member, general partner, manager, employee, agent or subsidiary thereof.

“Business” means the business of the Company involving the acquisition, by lease, purchase or otherwise, of oil and gas properties or interests in oil and gas properties, including but not limited to working interests, royalty interests, net revenue interests, production payments or otherwise, and the exploration for, and production of, oil and gas from those properties.

“Cause” means, with respect to the Executive, the occurrence of one or more of the following events:

(a)            Breach of any provision of this Employment Agreement by the Executive, which breach has not been cured by the Executive after having been given 30 calendar days notice of such breach;

(b)            Neglect or refusal to perform the duties assigned to the Executive under or pursuant to this Employment Agreement, which neglect or refusal has not been cured by the Executive after having been given 30 calendar days notice of such breach;

(c)            Misconduct by Executive as an employee of the Company, including but not limited to, misappropriating funds or property of the Company, violating any policy of the Company including violating any policy set forth in the Company’s employee handbook or manuals; any attempt to obtain any personal profit from any transaction in which the Executive has an interest that is adverse to the Company or any breach of the duty of loyalty and fidelity to the Company; or any other act or omission of the Executive which substantially impairs the Company’s ability to conduct its ordinary business in its usual manner;

(d)            Indictment for a felony or plea of guilty or nolo contendre to a felony;

(e)            Acts of dishonesty or moral turpitude by the Executive that are detrimental to the Company or that cause the Company to be in violation of governmental regulations that subject the Company either to material sanctions by governmental authority or to material civil liability to its employees or third parties;

(f)             Disclosure or use of confidential information of the Company, other than as authorized by the Company and required in the performance of Executive’s duties; or

(g)            the Executive reports to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Subsidiaries or Affiliates public disgrace, disrepute or economic harm.

“Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or any of its Subsidiaries in connection with their businesses, including but not limited to (i) customer lists, project or proposal lists and other related information; (ii) business development, growth and other strategic business plans; (iii) properties available for acquisition, financing development or sale; (iv) accounting and business methods, (v) services or products and the marketing of such services and products; (vi) fees, costs and pricing structures; (vii) designs; (viii) analysis; (ix) drawings, photographs and reports; (x) computer software, including operating systems, applications and program listings, (xi) flow charts, manuals and documentation; (xii) data bases; (xiii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xiv) copyrightable works; (xv) all technology and trade secrets; (xvi) confidential terms of syndicated program agreements, network affiliation agreements and customer relationships; and (xvii) all similar and related information in whatever form. Confidential Information, however, does not include any information that has become generally available to the public through no fault of the Executive or that has been approved for release by the Company without restriction prior to the date the Executive proposes to disclose or use such information.

“Customer” means, during the Nonsolicitation Period, for the Company and its Subsidiaries, any Person (a) which was a customer of the Company or any such Subsidiary on the Termination Date or (b) to whom there existed an outstanding bid or the issuance of an outstanding bid was contemplated by the Company or any such Subsidiary on the Termination Date.

“Disability” means the reasonable, good faith determination by an independent physician selected in good faith by the Board and the Executive that, due to a mental or physical impairment or disability, the Executive has been incapable or unable, even with reasonable accommodations, to fully perform the material duties performed by the Executive for the Company or its Subsidiaries immediately prior to such disability for a period of at least one hundred eighty (180) consecutive days.

“Noncompete Period” means the Employment Period and the period commencing on the Termination Date and ending on the date which is one year thereafter.

“Nonsolicitation Period” means the Employment Period and the period commencing on the Termination Date and ending on the date which is one year thereafter.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or the United States of America any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Restricted Territory” means, (a) with respect to onshore oil and gas properties and interests, any county or parish, and any adjoining county or parish, and any field in which the Company holds oil and gas properties or interests at the Termination Date, and (b) with respect to offshore oil and gas properties and interests, any field in which the Company holds oil and gas properties or interests at the Termination Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

“Termination Date” means the date of the Executive’s cessation of employment with the Company.

Other Definitional Provisions.

For purposes of this Agreement, employment by the Company means employment by the Company or any of its Subsidiaries.

Section references contained in this Agreement are references to sections in this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

Whenever the term “including” (whether or not that term is followed by the phrase “but not limited to” or “without limitation” or words of similar effect) is used in this Agreement in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

REVIEW OF EMPLOYMENT AGREEMENT

Review of Employment Agreement. The Executive, for himself and for his successors, heirs and assigns, acknowledges and represents to the Company and the Released Parties (as defined in that certain Form of Release, attached hereto as Exhibit B) that (a) this Agreement is executed voluntarily by him, without any duress or undue influence; (b) he has had the opportunity to obtain, from legal counsel of his own choosing, full and adequate legal advice as to his legal rights with respect to this Agreement (including the Exhibits hereto); and (c) he has read this Agreement (including the Exhibits hereto) in its entirety and fully understands its content and legal effect.

MISCELLANEOUS TERMS

Dispute Resolution.

Except with respect to disputes and claims under Sections 1.5, 1.6, 1.7 and 1.8 hereof (which the Parties hereto may pursue in any court of competent jurisdiction and which may be pursued in any court of competent jurisdiction as specified below), any controversy or claim arising out of this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. There shall be one arbitrator who shall be appointed by the respective Parties or, failing agreement, by the American Arbitration Association in Houston, Texas. The arbitration shall be held in Houston, Texas, and the arbitrator shall apply the substantive law of Texas, except that the interpretation and enforcement of this arbitration provision shall be governed by the United States Arbitration Act. Disputes about arbitration procedure shall be resolved by the arbitrator or failing agreement, by the American Arbitration Association in Houston, Texas. Except as provided in Section 1.9, the award of the arbitrator shall be the sole and exclusive remedy of the Parties and shall be enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrator. The Parties further agree that, unless otherwise determined by the arbitrator, (x) each Party to the arbitration shall bear its own costs and expenses (including, without limitation, all attorneys’ fees and expenses, except to the extent otherwise required by applicable law) and (y) all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the Parties hereto; provided that nothing herein shall be interpreted to preclude the arbitrator from allocating the costs and expenses of the Parties and of such proceeding among the Parties in any manner that the arbitrator may lawfully determine to do so. Each Party hereto hereby irrevocably submits to the jurisdiction of the District Courts of the State of Texas in Harris County, Texas, and agrees that such courts shall be the exclusive forum for the enforcement of any such final judgment, award or determination of the arbitration. Each Party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum. Each Party hereto further agrees that each other Party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing or not enforcing any award, judgment or determination of the arbitration.

Notwithstanding the foregoing, prior to any Party hereto instituting any arbitration proceeding hereunder to resolve any claim, such Party first shall submit the claim to a mediation proceeding between the Parties hereto which shall be governed by the prevailing procedures of the Federal Mediation and Conciliation Service and shall be conducted in Houston, Texas. If the Parties hereto have not agreed in writing to a resolution of the claim pursuant to the mediation within 45 days after the commencement thereof of if any Party refuses to participate in the mediation process, then the claim may be submitted to arbitration under Section 4.10 above. Unless otherwise determined by the mediator, each Party hereto shall bear its own costs and expenses incurred in connection with the mediation, and all costs and expenses of the mediation proceeding shall be borne equally by the Parties hereto; provided that nothing herein shall be interpreted to preclude the mediator from allocating the costs and expenses of the Parties and of such proceeding among the Parties in any manner that the arbitrator may lawfully determine to do so.

Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered or sent by reputable overnight courier service (charges prepaid) or facsimile to the recipient at the address or facsimile number, as applicable, indicated below:

To the Company or the Board:

Houston American Energy Corp
801 Travis, Suite 1425
Houston, Texas 77002
Attention: John F. Terwilliger, CEO
Telephone: (713) 222-6966
Facsimile: (512) 445-2365

with copies to (which shall not constitute notice to the Company):

Michael Sanders, Esq.
20333 S.H. 249, Suite 600
Houston, Texas 77070
Facsimile: (832) 446-2424

To the Executive:

Kenneth Jeffers
2404 Swift Blvd.
Houston, Texas 77030

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party. Any notice under this Agreement will be deemed to have been given when so delivered or sent.

Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable by any court of competent jurisdiction, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable by any court of competent jurisdiction, such illegal, invalid or unenforceable provision shall be replaced with a provision that is legal, valid and enforceable and that will achieve, to the greatest extent possible, the economic, business and other purposes of such invalid or unenforceable provision. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

Complete Agreement. This Agreement embodies the complete agreement and understanding among the Parties with regard to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Company, the Executive, and their respective heirs, successors and assigns; provided, however, neither Party may assign its respective rights or delegate its obligations hereunder without the prior written consent of the other Party.

Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

Remedies. Subject to the provisions of Section 0, each Party will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Nothing herein shall prohibit any arbitrator or judicial authority from awarding attorneys’ fees or costs to a prevailing Party in any arbitration or other proceeding to the extent that such arbitrator or authority may lawfully do so. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, notwithstanding the provisions of Section 0, any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

Construction. The language of this Agreement will be construed simply and according to its fair meaning, and will not be construed for or against any Party hereto as a result of the source of its draftsmanship.

Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

Executive’s Representations. The Executive hereby represents and warrants to the Company that b) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, c) the Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other Person and d) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

Facsimiles and Counterparts. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of either Party, the other Party shall reexecute an original of this document and deliver it to the requesting Party. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

THE COMPANY:

HOUSTON AMERICAN ENERGY CORP

By: /s/ John F. Terwilliger
Name:	John F. Terwilliger
Title:	Chief Executive Officer

THE EXECUTIVE:

/s/ Kenneth Jeffers
KENNETH JEFFERS

RELEASE

I, Kenneth Jeffers (“Releasor”), in consideration of and subject to the performance by Houston American Energy Corp, a Delaware corporation (the “Company”), of its material obligations under the Employment Agreement between Releasor and the Company, dated as of August 13, 2010 (the “Employment Agreement”), do hereby release and forever discharge as of the date hereof the Company, and its Subsidiaries, all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its Subsidiaries, and all direct or indirect owners of each of foregoing (other than the undersigned) (collectively, the “Released Parties”) to the extent provided below.

1. I understand that certain of the payments or benefits paid or granted to me under Section 1.4 of the Employment Agreement represent, in part, consideration for signing this Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 1.4 of the Employment Agreement (other than for any other unpaid compensation benefits and expenses to which I am entitled under Section 1.3 of the Employment Agreement for employment prior to termination) unless I execute this Release, do not revoke this Release within the time period permitted hereafter or breach this Release.

2. Except as provided in paragraph 4 below, and except for compensation and benefits and equity ownership in the Company I am entitled to under the terms of the Employment Agreement, I knowingly and voluntarily release and forever discharge the Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this Release) and whether known or unlawful, suspected, or claimed against the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963 as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal, law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company, or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses (including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Employment Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. In signing this Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including these relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to such other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms of the Employment Agreement. I further agree that in the event I should bring a Claim seeking damages against any Released Party, or in the event I should seek to recover against any Released Party in any Claim brought by a governmental agency on my behalf, this Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this Release.

6. I agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by any Released Party or myself of any improper or unlawful conduct.

7. I agree that I will forfeit all cash amounts payable by the Company pursuant to the Employment Agreement that would not have otherwise been paid but for my signing this Release if I challenge the validity of this Release. I also agree that if I violate this Release by suing any Released Party, I will pay all costs and expenses of defending against the suit incurred by such Released Party, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Employment Agreement.

8. I agree that this Release is confidential and agree not to disclose any information regarding the terms of this Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9. Any non-disclosure provision in this Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this Release or its underlying facts and circumstances by any governmental entity.

l0. I agree to reasonably cooperate with the Company and its Subsidiaries in any internal investigation or administrative; regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company and its Subsidiaries upon reasonable notice for interviews and factual investigations; appearing at the request of the Company or any of its Subsidiaries to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company and its Subsidiaries pertinent information; and turning over to the Company and its Subsidiaries all relevant documents that are or may come into my possession all at times and on schedules that are reasonably consistent with any other permitted activities and commitments. I understand that in the event the Company or any of its Subsidiaries asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses related thereto, including lodging and meals, upon my submission of receipts.

11. I hereby covenant to each of the Released Parties and agree that I will not, directly or indirectly, make, or solicit or encourage others to make or solicit, any disparaging remarks concerning the Released Parties, or any of their products, services, businesses or activities. The promises set forth in this paragraph 11 are subject to applicable legal processes compelling truthful statements.

12. The Company hereby covenants that neither the Company nor any of its Subsidiaries will issue or make any public comment, statement, or remark that would reasonably be construed as intended to disparage, criticize or denigrate the Executive. The promises set forth in this paragraph 12 are subject to applicable legal processes compelling truthful statements.

13. The Parties specifically acknowledge their continuing obligations to one another under the Employment Agreement, including without limitation under Sections 1.4 (as applicable), 1.5, 1.6, 1.7 and 1.8 of the Employment Agreement.

14. Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Capitalized terms used but not defined herein shall have the meaning given such terms in the Employment Agreement.

BY SIGNING THIS RELEASE, I REPRESENT AND AGREE THAT:

(a) I HAVE READ IT CAREFULLY;

(b) I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d) I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e) I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE, SUBSTANTIALLY IN ITS FINAL FORM ON , , TO CONSIDER IT, AND THE CHANGES MADE SINCE THE , VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f) THE CHANGES TO THE AGREEMENT SINCE , EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST;

(g) I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h) I HAVE SIGNED THIS RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i) I AGREE THAT THE PROVISIONS OF THIS RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Date: 9-2-2010	/s/ Kenneth Jeffers
Kenneth Jeffers

Acknowledged and agreed as of the date first written above:

By:	/s/ Kenneth Jeffers
Name: Kenneth Jeffers
Title: Senior Vice President of Exploration